EXHIBIT 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
Joe Gerardi	Jennifer Beugelmans/Doug Sherk	Steve DiMattia
(800) 772-6446 x1115	(646) 201-5447	(646) 201-5445
jgerardi@AngioDynamics.com	jbeugelmans@evcgroup.com	sdimattia@evcgroup.com
dsherk@evcgroup.com

ANGIODYNAMICS NAMES D. JOSEPH GERSUK CHIEF FINANCIAL OFFICER

QUEENSBURY, N.Y. March 28, 2007—AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that it has appointed D. Joseph Gersuk to the position of senior vice president and chief financial officer effective April 16, 2007.

Mr. Gersuk will have responsibility for overseeing all financial operations, directing financial strategy, and providing strategic input and leadership on opportunities for expansion and projection of future company growth. He will report directly to Eamonn P. Hobbs, president and chief executive officer.

Mr. Gersuk, 56, brings more than 25 years of experience as a senior financial executive to AngioDynamics, having served as CFO of emerging technology companies, including publicly traded MapInfo Corporation (NASDAQ: MAPS), DataEase Sapphire International, and Staveley NDT Technologies. His background includes financial expertise in mergers and acquisitions, working capital management, treasury, regulatory accounting and reporting, and implementation of strong internal controls.

“Joe’s talents are perfectly aligned with AngioDynamics’ strategy at this stage of our development," said Mr. Hobbs. "He brings a depth of experience in overseeing sound financial strategies that encompasses both domestic and international scales. In addition, his proven track record of leading companies that are experiencing rapid growth both organically and through mergers and acquisitions, will strengthen our management team as we take AngioDynamics to the next level.”

Mr. Gersuk succeeds Joseph Gerardi, 45, who has been a member of the AngioDynamics team since 1992 and has served as vice president, chief financial officer since May 2004. Gerardi will continue as a member of the Company’s management team, assuming the new role of vice president, special projects, in which he will be responsible for the continuing integration of recently-acquired RITA Medical Systems and for development of future opportunities that build on AngioDynamics’ core competencies.

Mr. Gersuk holds an M.B.A., Finance from American University and a B.S. from the United State Naval Academy. He is an active community leader, currently serving as the trustee and chairman of the board for Ellis Hospital in Schenectady, N.Y. and the trustee and treasurer of the Albany Academy for Girls. Mr. Gersuk also served as director and audit committee chair for American Bio Medica Corporation from 2002 to 2003.

“AngioDynamics is a company with enormous potential and I am excited and energized to be joining them at a time of rapid growth. I look forward to the privilege of working with this team of dynamic and creative people,” said Mr. Gersuk.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

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